First Amendment to the
First State Bancorporation Key Executives Incentive Plan

1. Recitals. Pursuant to its authority under Section 9.7 of the First State Bancorporation Key Executives Incentive Plan (the "Plan"), First State Bancorporation wishes to revise the Plan.

2. Amendment of Plan. The following amendment to the Plan is adopted, effective as provided in Paragraph 3 below:

A. Section 2.1.1 of the Plan is hereby amended to read in full as follows:

2.1.1 Administrator means the Board, or such other committee or person designated by the Board to administer the Plan, in accordance with Section 7.1.

B. New Section 4.6 is added to the Plan to read in full as follows:

4.6 Notwithstanding the foregoing, the Board may determine in its sole and absolute discretion, after due consideration of all relevant facts and circumstances, to decline the grant of Performance Options to all Participants under the Stock Option Plan if such declination is consistent with current business conditions and stock performance.

C. Section 7.1 of the Plan is hereby amended to read in full as follows:

7.1 The Plan shall be administered by the Board, unless and until such time as the Board delegates the administration of the Plan to a person or other committee. Any such person or other committee shall be appointed by and shall serve at the pleasure of the Board. The Board may from time to time remove a person or committee from the position of Administrator, and full any appointment thereto.

3. Effective Date. This First Amendment shall be effective as of December 23, 2008.

4. Terms and Conditions of Plan. Except for the amendment in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

IN WITNESS WHEREOF, First State Bancorporation has caused this First Amendment to be executed by its duly authorized officer as of the date set forth below.

First State Bancorporation

By: /s/ Marshall G. Martin

Title: Executive V.P. and Corporate Counsel

Date: December 23, 2008